                                                                   EXHIBIT 23.01


The Board of Directors
Nematron Corporation:

We consent to incorporation by reference in the registration statements (Numbers 333-1136, 333-1138, 333-1140 and 333-12379) on Form S-8 and in the registration statements (Numbers 333-1314 and 333-15959) on Form S-3 of Nematron Corporation of our report dated February 25, 2000, relating to the consolidated balance sheets of Nematron Corporation as of December 31, 1999 and 1998, and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and September 30, 1998 and for the three-month period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-KSB of Nematron Corporation.



/s/ Grant Thornton LLP

Southfield, Michigan
March 17, 2000